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                                                                    EXHIBIT 22.1


                           SUBSIDIARIES OF THE COMPANY



Clientele Software, Inc.

Cypher Business Systems Limited

Platinum (Colorado) Inc.  (FKA Frx Software, Inc.).

Platinum Software (Aust.) Pty., Limited

Platinum Software BVI, Ltd.

Platinum Software Canada, Ltd.

Slatershelfco 173 Limited

Platinum Software Foreign Sales Corporation, Inc.

Platinum Software (Holdings)Limited

Platinum Software (Ireland) Limited

Platinum Software North Asia, Ltd.

Platinum Software (NZ) Limited

Platinum Software (UK) Limited

Platinum (Asia) Pte Ltd.

Platinum Software Corporation Sdn. Bhd.